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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 13, 2000
                                                         ------------------



                                marchFIRST, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



          Delaware                       0-28166                 36-3797833
----------------------------           ------------           ------------------

(State or Other Jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)


    311 South Wacker Drive, Suite 3500, Chicago, Illinois         60606-6618
    -----------------------------------------------------         ----------
           (Address of Principal Executive Offices)               (Zip Code)

        Registrant's telephone number, including area code (312) 922-9200
                                                           --------------


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Item 5.   Other Events.

Pursuant to an agreement dated as of December 13, 2000 (the "Agreement"), Francisco Partners, L.P., through an affiliate ("Francisco Partners"), has agreed to invest $150 million in marchFIRST, Inc. (the "Company"). Francisco Partners has agreed to purchase 63,053 shares of Series A 8% Senior Convertible Participating Preferred Stock (the "Series A Shares") and 86,947 shares of Series B 12% Senior Participating Preferred Stock (the "Series B Shares") at a purchase price of $1,000 per share. If all of the Series A Shares were converted into Common Stock (as discussed below) as of the date of the Agreement, Francisco Partners would own approximately 17% of the outstanding shares of Common Stock. If the Series A Shares that would be issued upon conversion of the Series B Shares following approval by the Company's stockholders (as discussed below) were converted into Common Stock as of the date of the Agreement, Francisco Partners would own in the aggregate approximately 32% of the outstanding shares of Common Stock. Set forth below is a summary description of the Series A Shares and the Series B Shares. The summary is not intended to be a complete statement of the terms of the Series A Shares and Series B Shares and should be read together with the Certificates of Designations filed as exhibits.

Terms of the Series A Shares

The Series A Shares will bear cumulative dividends at an annual rate of 8%, payable semi-annually in cash or Series B Shares, at the Company's option. If the Series B Shares are converted into Series A Shares, dividends or the Series A Shares will be payable in cash or in Series A Shares, at the Company's option. The Series A Shares are also entitled, on an as-converted basis, to receive dividends or distributions declared with respect to Common Stock. The Series A Shares are convertible at any time at the option of the holders into shares of the Company's common stock ("Common Stock") at an initial conversion ratio that is based on a conversion price of $2 per share. The conversion ratio is subject to adjustment in the event of subdivisions, splits, combinations, consolidations, mergers or reclassifications. In addition, the conversion ratio is subject to anti-dilution adjustment for issuances of Common Stock at a price per share less than the market value of the Common Stock on the date of issuance (other than Common Stock issued in connection with the Company's stock option plans or pursuant to any other Common Stock related employee compensation plans of the Company approved by the Company's Board of Directors or its predecessors or pursuant to other pre-existing obligations). The conversion ratio is also subject to adjustment for issuances of Common Stock at a price per share less than the greater of the market value of the Common Stock on the date of issuance or $4.00 per share in connection with certain agreements pursuant to which, as of December 13, 2000, marchFIRST may be obligated to issue shares of Common Stock with a value of up to approximately $70 million as retention bonuses to employees related to various acquisitions consummated by USWeb Corporation. Further, the conversion ratio of the Series A Shares is subject to adjustment in the event that the Company is required to pay more than $25 million in excess of any insurance coverage in payment or settlement of any losses or damages resulting from certain types of securities-related legal proceedings.

The Series A Shares will be redeemable by the Company on or after the third anniversary of the closing of the transaction (the "Closing"). The Series A Shares will also be redeemable by the Company on or after the first anniversary of the Closing if the Common Stock has a closing price of at least $7.50 both for (1) at least 20 of the 30 trading days immediately preceding the notice of redemption and (2) the 5 trading days immediately preceding such notice.

In the event of any liquidation or winding up of the Company (defined broadly to include certain change in control transactions), the holders of the Series A Shares will be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1,000 plus any accrued and unpaid dividends (the "Liquidation Preference") and thereafter will participate with the Common Stock, on an as-converted basis, in any distributions of cash or other assets paid on any shares of Common Stock, until the total payment (including the Liquidation Preference) to the holders of Series A Shares is equal to $1,500 per Series A Share. Thereafter the holders of the Series A Shares will not participate with the Common Stock in any such distributions until such time as the holders of the Common Stock shall have received total distributions equal to their pro-rata percentage as if the Series A Shares and the Series B Shares (as if it were Series A Shares) had converted into Common Stock. Thereafter the Series A Shares will participate with the Common Stock on an as-converted basis without limitation.

The Series A Shares will be entitled to vote together with the Common Stock on an as-converted basis, and the holders of a majority of the Series A Shares will be entitled to appoint one director to the Company's Board.

Terms of the Series B Shares

The Series B Shares will bear cumulative dividends at an annual rate of 12%, payable semi-annually in cash or Series B Shares, at the Company's option. The Series B Shares are also entitled, on an as-converted basis (as if they were Series A Shares), to receive dividends or distributions declared with respect to Common Stock. The Series B Shares will not be convertible into Common Stock. However, upon approval by marchFIRST's stockholders at or prior to the next annual meeting (which marchFIRST expects to seek in the first quarter of 2001), the Series B Shares, together with any accrued but unpaid dividends, would immediately convert into Series A Shares, on a one-for-one basis. The holders of the Series B Shares will have the right to require the Company to repurchase the Series B Shares (the "Put Right") as follows: (1) on or after the first anniversary of the Closing, to the extent that the Series A Shares have been converted into Common Stock; or (2) on or after the earlier of a Change in Control (as defined) or the second anniversary of the Closing, to the extent the Series A Shares have been converted into Common Stock or sold or otherwise transferred to a third party; or (3) at any time on or after the 7th anniversary of the Closing. In exchange for each Series B Share which the Company is required to repurchase pursuant to the exercise of the Put Right, the Company will be obligated to pay an amount equal to the market value of the shares of Common Stock into which one Series A Share would be convertible on that date and may be paid in cash, or following any required stockholder approval, in shares of Common Stock. The Series B Shares will be redeemable, and share in distributions on liquidation, on the same terms as the Series A Shares. The Series B Shares will not have general voting rights; however, the holders of a majority of the Series B Shares will be entitled to appoint one director to marchFIRST's Board. If the Series B Shares are automatically converted into Series A Shares as previously described, this right to appoint a director will terminate and the holders of the Series A Shares will thereafter be entitled to appoint two directors.

Other Terms and Conditions

The holders of the Series A Shares and the Series B Shares will have certain piggy-back and, after nine months, demand registration rights with respect to the Common Stock issuable upon conversion of the Series A Shares (including the additional Series A Shares that may be issued in connection with the conversion of the Series B Shares).

The Company expects the transaction to close before the end of 2000 or early in 2001. The Closing is subject to customary conditions and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Stockholder approval is not a condition to the Closing. In conjunction with the Closing, David Stanton and Neil Garfinkel (of Francisco Partners) are expected to join marchFIRST's Board of Directors as the designees of the Series A Shares and the Series B Shares.

Francisco Partners has agreed that, so long as Francisco Partners owns 50% of its initial equity investment, it will not, without the consent of the Company, purchase any additional shares of the Company's voting stock, solicit proxies, make any offer or announce any intention to acquire the Company or take other similar actions.

Francisco Partners has also committed to provide marchFIRST with $25 million in interim financing pending the closing of the transaction (subject to definitive documentation).

The Company has agreed to pay to Francisco Partners, a transaction fee in an amount equal to 2.5% of the amount of Francisco Partners' investment. The Company has also agreed to pay to Credit Suisse First Boston Corporation, the Company's financial advisor, a fee in an amount equal to 7.0% of the amount of Francisco Partners' investment.

On December 14, 2000, the Company issued a press release related to these transactions. A copy of the press release is filed as Exhibit 99.1.

Item 7.   Financial Statements, Pro Forma
          Financial Information and Exhibits.

     (c)  Exhibits

          99.1        Press Release dated December 14, 2000.

          99.2 Stock Purchase Agreement dated as of December 13, 2000 by and between marchFIRST, Inc., a Delaware corporation, and FP-Lion, L.L.C., a Delaware limited liability company.

          99.3 Form of Certificate of Designations, Preferences and Rights of Series A 8% Senior Convertible Participating Preferred Stock.

          99.4 Form of Certificate of Designations, Preferences and Rights of Series B 12% Senior B Participating Preferred Stock.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    marchFIRST, Inc.


Dated: December 14, 2000             By: /s/ Robert F. Bernard
                                       ----------------------------------
                                         Robert F. Bernard, Chairman, Chief
                                         Executive Officer




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                                  EXHIBIT INDEX
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

Exhibit No.                   Exhibit
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
99.1                Press Release dated December 14, 2000.

99.2 Stock Purchase Agreement dated as of December 13, 2000 by and between marchFIRST, Inc., a Delaware corporation, and FP-Lion, L.L.C., a Delaware limited liability company.

99.3 Form of Certificate of Designations, Preferences and Rights of Series A 8% Senior Convertible Participating Preferred Stock.

99.4 Form of Certificate of Designations, Preferences and Rights of Series B 12% Senior B Participating Preferred Stock.



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